UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 8, 2013
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-32974	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1701 East “E” Street
PO Box 50850
Casper, Wyoming, USA	85605
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information

On August 8, 2013, three of Uranerz Energy Corporation’s (the “Company”) senior officers, Dennis Higgs, Executive Chairman, Glenn Catchpole, President & CEO and Kurtis Brown, Senior Vice President, Geology & Development corrected the filing of Form 144 notices regarding their intention to sell shares of common stock of the Company in the open market under Rule 10b5-1 trading plans. Shareholders should not take the previously filed Form 144s as an indication that these senior officers intend to sell shares of the Company in the next three months. The forms were filed in error by a brokerage firm.

The Form 144 notices should not have been filed, because no bona fide sale order has been placed with a broker and pursuant to the terms and conditions of the Rule 10b5-1 trading plans entered into by the senior officers, there is currently no bona fide intention that shares of common stock will be sold on behalf of such senior officers within a reasonable period of time due to minimum share price restrictions contained in the trading plans.

In May and June of 2013, Messrs. Higgs, Catchpole and Brown each entered into Rule 10b5-1 trading plans in relation to their shareholdings of the Company. Rule 10b5-1 trading plans direct a third-party administrator to undertake sales of the officer’s shareholdings on their behalf pursuant to the terms and conditions of the trading plan, without further instruction or influence from such officer. The Rule 10b5-1 trading plans entered into by the Company’s senior officers provided for several conditions for a sale, including: (1) a minimum selling price which is, in each case, well above the current market price of the Company’s shares of common stock; and (2) strict volume limitations on the number of shares that could be sold during any three-month period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: August 8, 2013	By:	/s/ “Benjamin Leboe”
Benjamin Leboe
Chief Financial Officer